Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

The Board of Directors and Stockholders
Wave Systems Corp:

We consent to the use of our report with respect to the consolidated balance sheets of Wave Systems Corp. and subsidiaries as of December 31, 2008 and 2007, and the related consolidated statements of operations, stockholders’ equity (deficiency) and comprehensive income (loss), and cash flows, for each of the years in the three-year period ended December 31, 2008 and the effectiveness of internal control over financial reporting as of December 31, 2008, which report appears in the December 31, 2008 Annual Report on Form 10-K of Wave Systems Corp., incorporated herein by reference.

Our report dated March 16, 2009 contains an explanatory paragraph that states the Company has suffered recurring losses from operations and has an accumulated deficit that raises substantial doubt about its ability to continue as a going concern.  The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ KPMG LLP

Boston, Massachusetts
January 13, 2010